CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Financial Statements” in the Statement of Additional Information included in this Registration (Form N-2) (Pre-Effective Amendment No. 1 to File No. 333-175607; Amendment No. 4 to File No. 811-08747) of Dividend and Income Fund, Inc., the caption “Change in Independent Registered Public Accounting Firm” in the May 31, 2011 Semi-annual Report to shareholders incorporated by reference in this Registration Statement, and to the incorporation by reference of our report dated January 28, 2011, included in the 2010 Annual Report to shareholders.

/s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
November 9, 2011